     As Filed with the Securities and Exchange Commission on April 18, 1997
                                                   Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         ----------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         ----------------------------
                        Bio-Imaging Technologies, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                              11-2872047
(State of Incorporation)                                   (I.R.S. Employer
                                                          Identification No.)
                             830 Bear Tavern Road
                      West Trenton, New Jersey 08628-1020
                                (609) 883-2000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                DONALD W. LOHIN
                    President and  Chief Executive Officer
                        Bio-Imaging Technologies, Inc.
                             830 Bear Tavern Road
                      West Trenton, New Jersey 08628-1020
                                (609) 883-2000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                         ----------------------------
                                   Copy to:
                             DAVID J. SORIN, ESQ.
                            ANDREW P. GILBERT, ESQ.
                              Buchanan Ingersoll
                                College Centre
                             500 College Road East
                          Princeton, New Jersey 08540
                                (609) 987-6800

                         ----------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                         ----------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

----------------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                      Proposed
                                  Amount               Maximum         Proposed Maximum        Amount Of
    Title of Shares               To Be            Aggregate Price    Aggregate Offering      Registration
   To Be Registered             Registered         Per Share/(1)/           Price                 Fee
----------------------------------------------------------------------------------------------------------------
Common Stock,
 $.00025 par value........    1,600,000/(2)/            $1.47             $2,352,000             $712.73

    Total

================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on April 15, 1997.

(2) Represents the aggregate number of shares issuable upon the exercise of certain outstanding underwriter's purchase options and warrants, as more fully set forth on the cover page of the Prospectus included herein. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of such underwriter's purchase options and warrants.

================================================================================

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED APRIL 18, 1997

PROSPECTUS
                                1,600,000 Shares

                         BIO-IMAGING TECHNOLOGIES, INC.

                                  Common Stock

     This Prospectus relates to an aggregate of 1,600,000 shares (the "Shares") of Common Stock, $.00025 par value ("Common Stock"), of Bio-Imaging Technologies, Inc. (the "Company"), consisting of (i) an aggregate of 699,999 Shares issuable upon the exercise of outstanding underwriter's purchase options to purchase shares of Common Stock granted in June 1992 (the "UPOs"), and (ii) an aggregate of 900,001 Shares issuable upon the exercise of outstanding Class A, B and C Warrants to purchase shares of Common Stock issued in December 1995 (collectively, the "Warrants"), that are being offered for sale, from time to time, by or for the account of the securityholders named herein (the "Selling Securityholders"). The Company will not receive any of the proceeds from sales of the Shares by the Selling Securityholders but will receive up to an aggregate of approximately $1,267,000 in the event that the previously issued UPOs and Warrants are exercised in full. See "Selling Securityholders."

     The Selling Securityholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, the Boston Stock Exchange or any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Securityholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders on account of their sales of the Shares from time to time. Other offering expenses, estimated at approximately $25,000, will be borne by the Company. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "BITI" and is listed on the Boston Stock Exchange under the symbol "BIT." The last reported sale price of the Common Stock on April 16, 1997 on the Nasdaq SmallCap Market was $1.38 per share.

                         ----------------------------

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.

                         ----------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           __________________, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048, and 500 West Madison Street, Suite 1400, Chicago, IL 60661, and may also be obtained from the Commission's website located at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Quotations also appear on the Boston Stock Exchange and the previously mentioned information may be inspected at One Boston Place, Boston, Massachusetts 02108.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which previously have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated in and made a part of this Prospectus by reference:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996;

     2.  The Company's Proxy Statement dated December 30, 1996; and

     3. The Company's Quarterly Report on Form 10-QSB for the period ended December 31, 1996.

     All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request or such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Chief Financial Officer, Bio-Imaging Technologies, Inc., 830 Bear Tavern Road, West Trenton, New Jersey 08628, telephone number (609) 883-2000.

                                  RISK FACTORS

     Certain statements included in this Prospectus, including without limitation, statements regarding the anticipated growth in the markets for the Company's services, the continuation of the trends favoring outsourcing of biomedical information technology services by pharmaceutical and biotechnology companies and trends favoring the use of such information technologies by the United States Food and Drug Administration, the anticipated growth of the Company's business, the timing of the development and implementation of the Company's new service offerings and the utilization of such services by the Company's clients, and trends in future operating performance, are forward-looking statements within the meaning of Section 27A of the Securities Act. The factors discussed below and expressed from time to time in the Company's filings with the Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the shares of Common Stock offered hereby.

     Substantial Variability of Quarterly Operating Results. The Company's project revenue, gross profit, and operating results have varied substantially from quarter to quarter and may do so in the future. Many factors, some of which are not within the Company's control, have contributed and may in the future contribute to fluctuations in operating results. These factors include: the number and size of the Company's projects; the short-term nature of the Company's customers' commitments; the timing and size of new projects, including projects for new customers; changes in scope or duration of existing projects; pricing changes in response to various competitive factors; market factors affecting the availability of qualified technical personnel; timing and customer acceptance of new service offerings; changes in trends affecting outsourcing of biomedical information technology services; changes in personnel and other operating costs; and industry and general economic conditions. Many of the Company's costs, such as personnel and facilities costs, are fixed costs. Certain of the Company's expenses are based in part on expectations of future revenue. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance.

     History of Losses; Limited Liquidity; Potential Additional Financing Requirement. The Company had net operating losses for each fiscal year from the inception of its operations in 1990 through the fiscal year ended September 30, 1995. The Company was profitable in fiscal 1996 and for the first quarter of fiscal 1997 primarily due to increased revenue resulting from an increase in project-related services performed by the Company. The Company historically has experienced cash flow difficulties during periods in which its total operating expenses exceed its total project revenues. The Company anticipates that its cash at March 31, 1997 will be sufficient to fund its working capital needs and capital requirements for at least the next 12 months. There can be no assurance that the Company will maintain a profitable level of operations in the future. In addition, there can be no assurance that the Company will not require additional financing or that, if required, such financing will be available on terms acceptable to the Company, if at all.

     Nature of Client Base; Concentration of Clients. Most of the Company's contracts with its clients cover projects with a duration of between six months and two years, with revenues recognized when services are performed and related costs are incurred. Such contracts are generally terminable by the Company's clients at any time and for any reason. The risk of significant loss of anticipated revenue due to early contract termination is significant. Furthermore, the Company's customer base is highly concentrated. In fiscal 1996, three clients accounted for approximately 52% of the Company's net project revenues. The loss of any of such clients would likely have a material adverse effect on the Company's results of operations.

     Need for Expanded Market Acceptance of the Company's Services. The Company's overall success and future market growth will be directly affected by the level of acceptance of the Company's services by pharmaceutical and biotechnology companies and medical device manufacturers. There can be no assurance that the Company will generate business from other clients or that its market acceptance will increase. Since the Company's clients and prospective clients are in the highly competitive pharmaceutical, biotechnology and medical device businesses, some clients may be unwilling to utilize the Company's services if the Company's clients include their competitors.

     Regulatory Acceptance of Medical Imaging in Clinical Trials; Acceptance of the Company's Technology. The success of the Company's business depends in part on favorable guidelines and policies established by the United States Food and Drug Administration ("FDA") relating to the use of medical imaging data to support regulatory reviews and approvals for new therapeutic drugs, diagnostic imaging agents and medical devices. The FDA reviews data generated by the Company's imaging techniques in the evaluation of the safety and efficacy of a new drug or device. The Company's growth depends upon the FDA's acceptance of the Company's medical image-based regulatory submission technology. While the Company's software has been mentioned in a publicly-distributed FDA document as "accepted" for the submission and review of medical imaging data in support of Product Licensing Applications, there can be no assurance that the FDA will accept the technology in support of other applications or that it will increase its use of the Company's submission software. Furthermore, there can be no assurance that the FDA will continue to use the Company's technology in support of Product Licensing Applications, or that competitive software will not gain significant usage by the FDA.

     Management of Growth. The Company's recent growth has placed significant demands on its management, administrative and operational resources. Project revenue increased 39% from $2.625 million in fiscal 1995 to $3.657 million in fiscal 1996. The Company has expanded to 35 full-time employees who are currently employed by the Company from 24 employees at September 30, 1996. Such growth has resulted in increased demands on the Company's infrastructure and working capital requirements. The Company's ability to manage its growth effectively is dependent upon its ability to continue developing and improving its operational, financial and other internal systems, as well as its business development capabilities, and to attract, train, retain, motivate and manage its employees. In addition, the success of the Company's business will depend in large part on its ability to maintain and improve its rates of employee utilization at profitable billing rates, to maintain and improve project quality and integrate and manage additional technical, sales and other personnel. If the Company is unable to manage its growth effectively, such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with New Services Offerings and New Offices; Acquisitions Risk. In 1996, the Company began to offer new services to its clients and established two new business units, including (i) the Marketing Information Services Division, to develop and market medical imaging-oriented laptop computer-based sales and marketing support presentations and databases, and (ii) the Data Management and Information Systems Division, to provide clinical database management services. Such services remain in an early stage of marketing and customer acceptance. The Company has no previous experience in developing, marketing or providing such new services. As a result, no assurance can be given that it will be able to successfully develop and market such new services. In addition, the Company recently opened a European office in the Netherlands to perform core laboratory and sales functions. The Company has no previous experience in developing, managing and integrating a branch office. In the event that the Company is unable to successfully market its new services or integrate its new branch office, such inability could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may seek to expand its operations, service offerings and client base by acquiring other businesses, although no specific acquisitions are being negotiated or planned as of the date of this Prospectus. There can be no assurance that the Company will be able to acquire or integrate such businesses successfully. Furthermore, there can be no assurance that financing for any such transactions will be available on satisfactory terms, or that the Company will be able to accomplish its strategic objectives as a result of such transaction or transactions. In addition, the Company competes for attractive acquisition candidates with other companies, many of which have greater resources than the Company. Such competition for acquisition candidates could have the effect of increasing the cost to the Company of an acquisition. Acquisitions also may involve a number of specific risks including: possible adverse short-term effects on the Company's operating results; dependence on retaining key clients and personnel; diversion of management's attention; amortization of acquired intangible assets; and risks associated with unanticipated problems, liabilities or contingencies.

     Competition. The markets for the Company's services are characterized by intense competition. The Company believes that the principal competitive factors in the market for its biomedical information technology services include, technical expertise, availability of qualified technical personnel, adherence to regulatory guidelines and policies, price, client service, breadth of service offerings, financial stability and reputation. The Company's competitors include primarily academically-oriented imaging laboratories, commercial contract clinical research organizations, and a limited number of direct commercial competitors. The Company believes that competition from the imaging services units of clinical research organizations and direct commercial competitors is likely to increase. Although the Company believes that it utilizes technology which differentiates the Company from its competitors, many competitors are substantially larger than the Company, with greater resources, including more extensive facilities, greater capital resources and equipment, larger staffs and the ability to offer a broader range of services than the Company. Furthermore, there can be no assurance that the Company's competitors or clients will not develop and utilize technology similar or superior to that utilized by the Company.

     Competitive Market for Technical and Sales Personnel. The Company's success depends in part on its ability to attract, hire, train, retain and motivate qualified managerial, technical and sales and marketing personnel. Competition with pharmaceutical and other core-laboratory and biomedical information technology services companies for such personnel is intense. Many of the Company's competitors have substantially greater resources than the Company and may be able to offer more attractive compensation packages than the Company. There can be no assurance that the Company will be successful in attracting and retaining the qualified technical and sales personnel it requires to conduct and expand its operations successfully. The Company's ability to expand its client base and increase the number of projects for which it is able to perform services could be materially adversely affected if the Company is unable to attract, hire, train and retain qualified personnel.

     Government Regulation. Regulations governing the approval of drugs and medical devices impose significant compliance burdens on the Company's clients and are primarily responsible for creating the market for the Company's services. The Company believes that its ability to maintain profitable operations will be materially dependent upon the continued stringent enforcement of the comprehensive regulatory framework by various government agencies. Any significant change in these regulatory requirements or the enforcement thereof, especially relaxation of standards, could adversely affect the Company's business, financial condition, results of operations and prospects.

     Changing Technology; Potential Infringement. The Company's business is subject to rapid changes in technology including potential introduction of new types of biomedical image processing technology, image analysis and digital image management software and services. Such changes could have a material adverse impact on the Company's business. There is other computer imaging technology that is capable of image manipulation and which take quantifiable measurements derivative from the images. These technologies could be used as the basis for the development of technology that would be directly competitive with the software and know-how employed by the Company. There can be no assurance that research and development by others will not render the Company's technology and know-how obsolete or uncompetitive. In addition, in a technology-based industry, there can be no assurance that a claim of patent or other infringement will not be made against the Company. While the Company is not aware of any such claims, no infringement studies have been conducted on behalf of the Company.

     Dependence on Key Personnel. The success of the Company is largely dependent upon the efforts of its key personnel, including, James J. Conklin, M.D., its Chairman and Chief Scientific Officer, and Donald W. Lohin, its President and Chief Executive Officer, the loss of either of whom would likely have a material adverse impact on the Company. In addition, the Company's success is dependent on its ability to recruit and retain additional management, technical and sales personnel with computer imaging and biomedical experience. The loss of key personnel, or the inability to attract and retain additional, highly-skilled technical and sales employees required for the expansion of the Company's activities could adversely affect its business.

     Potential Liability. The Company may be exposed to liability claims as a result of involvement in drug and medical device development. There can be no assurance that liability claims will not be asserted against the Company as a result of work performed for its clients. Furthermore, there can be no assurance that the Company's clients will agree to indemnify the Company, or that the Company will have sufficient insurance to satisfy any such liability claims. If a claim is brought against the Company and the outcome is unfavorable to the Company, such outcome could have a material adverse impact on the Company.

     Potential Dilutive Effect of Warrants and Options; Possible Adverse Effect on the Company's Ability to Obtain Additional Financing. The securities outstanding include options and warrants as well as the UPOs. During the respective terms of the options, warrants and the UPOs, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution of the interests of the existing stockholders. Thus, the terms upon which the Company may obtain additional financing during that period may be adversely affected. The holders of options, warrants and the UPOs might be expected to exercise their rights to acquire Common Stock at a time when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. In the event that such holders exercise these rights to acquire shares of Common Stock at such time, the net tangible book value per share of the Common Stock might be subject to dilution.

     Potential Future Sales. Future sales of shares of Common Stock by existing holders of Common Stock or by the holders of outstanding options, warrants or preferred stock, upon the exercise or conversion thereof, under Rule 144 of the Securities Act or otherwise, could have a negative impact on the market price of the Common Stock. The Company is unable to estimate the number of shares that may be sold under Rule 144 since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock or other securities of the Company in the open market may adversely affect the market price of the securities offered hereby and may adversely affect the Company's ability to obtain future financing in the capital markets as well as create a potential market overhang.

     No Dividends on Common Stock. The Company intends to retain any future earnings to finance its growth and, therefore, does not intend to declare dividends on shares of its Common Stock in the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends from its investment should not purchase any of the securities offered hereby.

     Public Market for Common Stock; Possible Volatility of Stock Price. There can be no assurance that an active market in the Company's Common Stock will be sustained. During each of 1994 and 1995, the Company faced delisting on the Nasdaq SmallCap Market for failure to maintain minimum bid price requirements or the alternative capital and surplus requirements. While the Company was able to maintain such listing, in each instance as a result of the sale of capital stock by the Company, there can be no assurance that it will be able to continue to meet or maintain the Nasdaq criteria for continued listing. In the absence of a public trading market, an investor may be unable to liquidate its investment.
In addition, the Company believes that factors such as the Company's and its competitors' announcements of the availability of new services and new contracts, quarterly fluctuations in the Company's financial results and general conditions in the pharmaceutical and biotechnology industries could cause the price of the Common Stock to fluctuate substantially. The stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by many companies, often for reasons unrelated to the operating performance of the specific companies.

     Concentration of Share Ownership. The Company's directors, officers and principal stockholders (including Covance Inc. (formerly Corning Pharmaceutical Services Inc.) and Investment Partners of America, L.P.), and certain of their affiliates, beneficially own approximately 47% of the outstanding shares of Common Stock and Series A Preferred Stock taken together as a single class (without giving effect to any outstanding options, warrants or other convertible securities, some of which are held by such stockholders) and such stockholders will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company and other corporate actions. In addition, such influence by management could have the effect of discouraging others from attempting to takeover the Company thereby increasing the likelihood that the market price of the Common Stock will not reflect a premium for control.

     Anti-Takeover Provisions. The Company has an authorized class of 3,000,000 shares of preferred stock of which 1,250,000 shares have been designated Series A Preferred Stock. The Series A Preferred Stock has certain rights and preferences which may have the effect of delaying, deterring or preventing a change in control of the Company. The remaining 1,750,000 shares of undesignated preferred stock may be issued by the Board of Directors, subject to the rights and preferences of the holders of the Series A Preferred Stock, on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder. See "Description of Securities."

                                  THE COMPANY

     The Company is a biomedical information technology and services company that provides medical image processing, digital image management and clinical data management services and software applications to the pharmaceutical, biotechnology and medical device industries. The Company specializes in the processing and analysis of medical images and in the data-basing and regulatory submission of medical images and related text, quantitative data and document-based information from human clinical trials.

     The Company has developed proprietary procedures and software methodologies for conducting clinical studies in which medical imaging modalities, including computed tomography, magnetic resonance imaging, conventional X-ray, ultrasound and digital photography, are used to evaluate the efficacy and safety of pharmaceuticals, biologics or medical devices. The Company's digital image processing and computer analysis techniques enable it to visualize and measure drug or device effects that can only be detected via medical imaging. These image analysis techniques enable the Company to make highly precise measurements and biostatistical inferences about drug or device effects. The resulting data enable the Company's clients, and their regulatory reviewers (primarily the FDA) to evaluate product efficacy and safety in a more accurate and reliable manner than was previously possible.

     In addition, the Company has developed specialized computer services and software applications that enable radiologists and other medical specialists involved in clinical trials to review medical image data in an entirely digital format. The Company's Computer-Assisted Masked Reading system offers numerous advantages over conventional film-based medical image reading systems, including increased reading speed, greater standardization of image reading, and reduced error in the capture of reader interpretations. Furthermore, the Company has developed a proprietary image database software application, called Bio/ImageBase(R), that enables the Company's clients to submit their medical images and related clinical data to the FDA in a digital format. Using data stored on CD-ROM disks, Bio/ImageBase(R) can allow clients and their FDA medical reviewers to review medical images and other data via a familiar graphical user interface that runs on either IBM-PC compatible or Apple Power Macintosh desktop computers. The Company believes that Bio/ImageBase(R) offers the potential to decrease review time for New Drug Applications, Product License Applications and Product Marketing Applications, which could result in faster regulatory approvals and reduced time-to-market for new drugs, biologics and medical devices, respectively.

     Based upon increased demand among pharmaceutical and biotechnology companies for computer-based, digital-image-enabled and multimedia presentation capabilities, in October 1996, the Company established a new business unit, the Marketing Information Services Division ("MISD"). The MISD will expand upon the Company's core medical imaging technology to provide a variety of computer-based, medical image-enabled presentation tools to client's sales and marketing organizations.

     The Company believes that it is at an early stage of market penetration and is directing its marketing and sales efforts towards those clinical development areas that have the highest current reliance upon medical imaging. These areas include oncology therapeutics and diagnostics, central nervous system therapeutics and diagnostics, anti-inflammatory/musculoskeletal therapeutics (primarily anti-arthritics) and cardiovascular therapeutics and diagnostics. These four major targets alone constitute in excess of 500 different therapeutic and diagnostic agents currently under development.

     The Company was incorporated in Delaware in 1987 under the name Wise Ventures, Inc. The Company's name was changed to Bio-Imaging Technologies, Inc. in 1991. The address of the Company's principal executive offices is 830 Bear Tavern Road, West Trenton, New Jersey 08628, and its telephone number is 609-883-2000.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered by this Prospectus. While the Company will receive sums upon any exercise of the UPOs and the Warrants by the Selling Securityholders, the Company currently has no plans for their application, other than for working capital and other general corporate purposes. There can be no assurance that any of such UPOs or Warrants will be exercised.

                            SELLING SECURITYHOLDERS

     The Shares being registered hereunder include shares of Common Stock issuable upon the exercise of the UPOs and Warrants which were previously issued and sold by the Company to certain of the Selling Securityholders. The Company will not receive any of the proceeds from any sales of the Shares by the Selling Securityholders. The Company is registering the Shares under the Securities Act pursuant to its obligations to do such under registration rights agreements with such Selling Securityholders. The Shares may not be sold or otherwise transferred by the Selling Securityholders unless and until the applicable UPOs and Warrants are exercised in accordance with their respective terms. The following table sets forth, as of March 31, 1997, certain information with respect to the Selling Securityholders.


                                                                          Number of              Beneficial
         Name and Address of               Beneficial Ownership of      Shares Offered       Ownership of Shares
        Selling Securityholder          Shares Prior to Offering/(1)/     Hereby/(2)/        After Offering/(2)/
------------------------------------    ----------------------------    --------------       -------------------
                                          Shares            Percent                           Shares    Percent
                                          ------            -------                           ------    -------
GKN Securities Corp.................      206,500/(3)/        3.2          206,500              --        --
  61 Broadway
  New York, NY  10006

David Nussbaum/(4)(5)/..............      140,000/(3)/        2.2          140,000              --        --

Roger Gladstone/(4)(5)/.............      140,000/(3)/        2.2          140,000              --        --

Robert Gladstone/(4)(5)/............      140,000/(3)/        2.2          140,000              --        --

Andrea Goldman/(4)/.................        3,500/(3)/        *              3,500              --        --

Anthony G. Polak/(4)/...............       28,000/(3)/        *             28,000              --        --

S. Edmond Farber/(4)/...............       28,000/(3)/        *             28,000              --        --

500 Hanover Corporation/(4)/........       13,999/(3)/        *             13,999              --        --

Investment Partners of America, L.P.    1,316,668/(6)/       17.5          900,001           416,667     5.5
  732 West Eighth Street
  Plainfield, NJ  07060
---------------------
*Less than 1%

(1) Applicable percentage of ownership is based on 6,203,825 shares of Common Stock outstanding, plus any Common Stock equivalents held by such holder. Gives effect to applicable anti-dilution provisions of the securities held by the Selling Securityholders through March 31, 1997.
(2) Assumes that all Shares are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Securityholders prior to the termination of this offering. Because the Selling Securityholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Securityholder will own upon completion of this offering.
(3) Represents Shares issuable upon exercise of the UPOs held by the respective Selling Securityholders.
(4) The address for such Selling Securityholder is c/o GKN Securities Corp., 61 Broadway, New York, NY 10006.
(5) Excludes Shares held by GKN Securities Corp. Mr. Nussbaum and Messrs. Gladstone are directors and officers of GKN Securities Corp. and they each disclaim beneficial ownership of all Shares held by GKN Securities Corp.
(6)  Includes (i) 416,667 Shares issuable upon exercise of the Class A Warrants;
     (ii) 416,667 Shares issuable upon exercise of the Class B Warrants; and
     (iii) 66,667 Shares issuable upon exercise of the Class C Warrants. Also includes an aggregate of 416,667 shares issuable upon conversion of shares of Series A Preferred Stock held by such Selling Securityholder which are not registered hereunder.

     The UPOs were issued in June 1992 in connection with the Company's public offering of 1,000,000 units at $5.00 per unit, each unit consisting of one share of Common Stock and one Class G Warrant to purchase one share of Common Stock. The Class G Warrants issuable upon the exercise of the UPOs expired unexercised in June 1996. The rights to purchase Shares under the UPOs expire in June 1997, unless otherwise extended by the terms of the UPOs. GKN Securities Corp. acted as the underwriter of such public offering. Giving effect to certain anti-dilution provisions of the UPOs, the current exercise price of each of the UPOs is $1.00 per Share.

     The Warrants were issued in December 1995 in connection with the Company's private placement of 416,667 Units sold to Investment Partners of America, L.P. at a purchase price of $1.20 per Unit, each Unit consisting of (i) one share of Series A Preferred Stock, convertible into Common Stock of the Company on a one share for one share basis; (ii) one five-year Class A Warrant to purchase one share of the Company's Common Stock at an initial exercise price of $1.50 per share; and (iii) one five-year Class B Warrant to purchase one share of the Company's Common Stock at an initial exercise price of $2.50 per share. In consideration of services rendered, the Company also issued 66,667 Class C Warrants to Investment Partners of America, L.P., each to purchase one share of the Company's Common Stock at an initial exercise price of $1.05 per share. Each of the Warrants is exercisable for a period of five years. Giving effect to certain price protection provisions thereof, the current exercise price of each of the Warrants is $0.63 per Share.

     Each of the Warrants contain standard anti-dilution provisions. The Company granted registration rights, subject to certain conditions, with respect to each of the Warrants and the shares of Common Stock underlying such securities. In connection with this offering, the holder of the Warrants has agreed to register only the shares of Common Stock underlying such Warrants. Such holder has not, however, waived its registration rights with respect to future offerings.

     Under agreements with the Selling Securityholders, all offering expenses are borne by the Company except the fees and expenses of any counsel and other advisors that the Selling Securityholders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the Shares.

     The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, the Boston Stock Exchange or any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Securityholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Securityholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders on account of their sales of the Shares from time to time.

                           DESCRIPTION OF SECURITIES

General

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, par value $0.00025 per share, of which 6,203,825 shares are issued and outstanding at March 31, 1997 and held of record by approximately 104 stockholders. In addition, the Company has authorized 3,000,000 shares of Preferred Stock, par value $0.00025 per share, of which 1,250,000 shares have been designated Series A Preferred Stock. As of March 31, 1997, there are 416,667 shares of Series A Preferred Stock issued and outstanding, held of record by one stockholder. The transfer agent for the Common Stock is North American Transfer Company, 147 W. Merrick Road, Freeport, New York. The Company serves as transfer agent for the shares of the Series A Preferred Stock.

     The description of the Company's securities contained in this Prospectus is intended as a summary thereof and does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Company's Restated Certificate of Incorporation, as amended, a copy of which has been filed previously with the Commission. See "Available Information."

Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred stockholders, if any, when and if declared by the Board of Directors of the Company and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all Shares to be sold in this offering, upon the proper exercise of the UPOs and the Warrants and payment for the underlying Shares in accordance with the respective terms of such securities, will be, duly authorized, validly issued, fully paid and non-assessable.

Series A Preferred Stock

     The Company has designated 1,250,000 shares of preferred stock as the Company's Series A Preferred Stock, and has issued 416,667 shares of such Series A Preferred Stock as of the date of this Prospectus. The shares of Series A Preferred Stock were issued and sold in a private placement to Investment Partners of America, L.P., a single accredited investor, in December 1995. The shares of Series A Preferred Stock are convertible into shares of Common Stock on a one share for one share basis, subject to certain adjustments. The Series A Preferred Stock also provides for (i) voting rights on an as-converted to Common Stock basis, with standard protective provisions; (ii) a liquidation preference of $1.20 per share; (iii) standard anti-dilution protection and price protection provisions; (iv) cumulative dividends of $0.096 per share per annum, payable out of funds legally available for payment of dividends and only upon declaration of dividends by the Board of Directors of the Company; (v) registration rights with respect to shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock; and (vi) certain maintenance rights.

Undesignated Preferred Stock

     Subject to rights and preferences of the holder or holders, as the case may be, of the outstanding shares of Series A Preferred Stock, the Board of Directors has the authority to issue up to an additional 1,750,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could, therefore, affect the rights of the holders of Common Stock. In addition, the authority of the Board of Directors, subject to the rights and preferences of the Series A Preferred Stock, to designate and issue shares of preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of shares of Common Stock.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's restated certificate of incorporation, as amended, and by-laws provide that each director and officer (and the by-laws further provide that each employee) shall be indemnified by the Company against expenses, liability and loss in connection with any legal proceeding to which such officer or director may become a party by reason of being, or having been an officer or director of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company's restated certificate of incorporation, as amended, eliminates liability of the Company's directors for monetary damages resulting from the breach of their fiduciary duty to the Company and its stockholders, except with respect to breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or involve an improper personal benefit, or willful or negligent violations of Sections 173 or 160 of the Delaware General Corporation Law. The intent of these provisions is to eliminate to the fullest extent permitted under the Delaware General Corporation Law, liability of the Company's directors to the Company and its stockholders. The Company also is authorized under its by-laws to maintain, on behalf of its officers and directors, insurance against certain liabilities arising out of the discharge of their duties, and also to maintain insurance covering the Company against indemnification payments to its officers and directors for certain liabilities. The Company believes that the provisions contained in its restated certificate of incorporation, as amended, and by-laws will assist it in attracting and retaining qualified individuals to serve as officers and directors.

     The Company maintains liability insurance for the benefit of its directors and officers which is intended to provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law or otherwise excluded under such insurance.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

                                 LEGAL MATTERS

     The validity of the issuance of the Shares of Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, 500 College Road East, Princeton, New Jersey.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of and for each of the two years in the period ended September 30, 1996 included in the Company's Annual Report on Form 10-KSB have been incorporated in this Prospectus and Registration Statement in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    3
Risk Factors..............................................................    4
The Company...............................................................    9
Use of Proceeds...........................................................   10
Selling Securityholders...................................................   11
Plan of Distribution......................................................   12
Description of Securities.................................................   13
Indemnification of Directors and Officers.................................   14
Legal Matters.............................................................   15
Experts...................................................................   15

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution.
          ---------------------------------------------

           SEC registration fee                                 $       712.73
           Counsel fees and expenses                                 18,000.00*
           Accounting fees and expenses                               1,000.00*
           Miscellaneous expenses                                     5,287.27*
                                                                  ------------
              Total*                                            $    25,000.00*
                                                                  ============

           --------
           *Estimated

     All expenses of issuance and distribution listed above will be borne by the Company. The costs of fees and expenses of legal counsel and other advisors, if any, that the Selling Securityholders employ in connection with the offering will be borne by the Selling Securityholders.

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Company's restated certificate of incorporation, as amended, and by-laws provide that each director and officer (and the by-laws further provide that each employee) shall be indemnified by the Company against expenses, liability and loss in connection with any legal proceeding to which such officer or director may become a party by reason of being, or having been an officer or director of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company's restated certificate of incorporation, as amended, eliminates liability of the Company's directors for monetary damages resulting from the breach of their fiduciary duty to the Company and its stockholders, except with respect to breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or involve an improper personal benefit, or willful or negligent violations of Sections 173 or 160 of the Delaware General Corporation Law. The intent of these provisions is to eliminate to the fullest extent permitted under the Delaware General Corporation Law, liability of the Company's directors to the Company and its stockholders. The Company also is authorized under its by-laws to maintain, on behalf of its officers and directors, insurance against certain liabilities arising out of the discharge of their duties, and also to maintain insurance covering the Company against indemnification payments to its officers and directors for certain liabilities. The Company believes that the provisions contained in its restated certificate of incorporation, as amended, and by-laws will assist it in attracting and retaining qualified individuals to serve as officers and directors.

     The Company maintains liability insurance for the benefit of its directors and officers which is intended to provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law or otherwise excluded under such insurance.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item 16.  Exhibits.
          --------

Exhibit No.                                Description of Exhibit
-----------                                ----------------------
        5                    Opinion of Buchanan Ingersoll as to validity of Common Stock.

        23.1                 Consent of Goldstein Golub Kessler & Company, P.C.

        23.2                 Consent of Buchanan Ingersoll (contained in the opinion filed as
                             Exhibit 5 to the Registration Statement).

        24                   Powers of Attorney of certain officers and directors of the
                             Company (contained on the signature page of this Registration
                             Statement).

Item 17.  Undertakings.
          ------------

            (a)   The undersigned Registrant hereby undertakes that it will:

                  (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Trenton, State of New Jersey, on the 18th day of April, 1997.


                         BIO-IMAGING TECHNOLOGIES, INC.



                         By:   /s/ Donald W. Lohin
                            -------------------------------------
                            Donald W. Lohin,
                             President, Chief
                             Executive Officer
                             and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Donald W. Lohin and Robert J. Phillips, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                            Date
---------                      -----                            ----
/s/Donald W. Lohin             President, Chief                 April 18, 1997
-----------------------------  Executive Officer and Director
Donald W. Lohin                (principal executive officer)


/s/James J. Conklin, M.D.      Chairman of the                  April 18, 1997
-----------------------------  Board, Chief Scientific
James J. Conklin, M.D.         Officer and Director


/s/Robert J. Phillips          Vice President and Chief         April 18, 1997
-----------------------------  Financial Officer
Robert J. Phillips             (principal financial and
                               accounting officer)

/s/Jeffrey H. Berg, Ph.D       Director                         April 18, 1997
-----------------------------
Jeffrey H. Berg, Ph.D.


/s/Harris Koffer, Pharm.D.     Director                         April 18, 1997
-----------------------------
Harris Koffer, Pharm.D.


/s/Charles C. Harwood, Jr.     Director                         April 18, 1997
-----------------------------
Charles C. Harwood, Jr.


/s/Jeffrey S. Hurwitz, Esq.    Director                         April 18, 1997
-----------------------------
Jeffrey S. Hurwitz, Esq.


/s/James A. Taylor, Ph.D.      Director                         April 18, 1997
-----------------------------
James A. Taylor, Ph.D.

                                 EXHIBIT INDEX

Exhibit No.                               Description of Exhibit
-----------                               ----------------------
         5                Opinion of Buchanan Ingersoll as to validity of Common Stock.

         23.1             Consent of Goldstein Golub Kessler & Company, P.C.

         23.2             Consent of Buchanan Ingersoll (contained in the opinion filed as
                          Exhibit 5 to the Registration Statement).

         24               Powers of Attorney of certain officers and directors of the
                          Company (contained on the signature page of this Registration
                          Statement).